UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2020

RadNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33307	13-3326724
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1510 Cotner Avenue,
Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 445-2800

(Registrant’s Telephone Number, Including Area Code)

(Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock, $0.0001 par value	RDNT	NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note.

This Current Report on Form 8-K/A is being filed to amend the Company’s Current Report on Form 8-K, filed with the Commission on March 2, 2020, solely to replace Exhibit 10.1 with the final Employment Agreement attached hereto.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

RadNet, Inc. (the “Company”) appointed David J. Katz to serve as its Executive Vice President and General Counsel, effective March 1, 2020. The Company’s Board of Directors approved the appointment of Mr. Katz, and the Company’s Compensation Committee approved the employment agreement which will govern Mr. Katz’s employment with the Company (the “Employment Agreement”).

Mr. Katz, age 56, joins the Company from the international law firm Perkins Coie LLP, where he was a partner for 20 years, and has been in private practice for 30 years. Mr. Katz’s legal practice has focused on corporate finance, international transactions, mergers and acquisitions, business planning and SEC compliance for domestic and foreign companies. Mr. Katz has also served as a Los Angeles County Deputy Sheriff Reserve Deputy since 1990, and is a two-time Medal of Valor recipient from the Los Angeles County Sheriff’s Department.

In connection with the commencement of his employment, Mr. Katz entered into the Employment Agreement with RadNet Management, Inc., a Delaware corporation and wholly owned subsidiary of the Company. The Employment Agreement provides for an annual base salary of $525,000 and bonuses equal to 75% of base compensation for calendar year 2020 (prorated) and 100% of base compensation for calendar year 2021. These bonuses may be paid in cash and/or Company stock, and are guaranteed subject to Mr. Katz remaining employed with the Company through the date on which such bonus is paid. After calendar year 2021, Mr. Katz will become a participant in all Company bonus or incentive compensation plans that are generally available to the Company’s corporate officers. Also pursuant to the Employment Agreement, Mr. Katz was granted an award of 25,000 restricted shares of the Company’s common stock pursuant to the terms of the Company’s 2006 Equity Incentive Plan. The restricted shares vest as to 20% on March 2, 2020, the date of grant, and an additional 20% vesting incrementally on the first four anniversaries thereafter, subject to Mr. Katz’s continuous service with the Company and the other terms and conditions of the 2006 Equity Incentive Plan. Mr. Katz will continue to serve as our Executive Vice President and General Counsel until his Employment Agreement is terminated. If we terminate Mr. Katz’s employment without “Cause” or Mr. Katz resigns for “Good Reason” on or prior to February 28, 2025, then Mr. Katz is entitled to receive a severance payment in the amount of $3.0 million, subject to post-termination terms and conditions as outlined in the Employment Agreement.

The foregoing summary description of the Employment Agreement is not complete and is subject to and qualified in its entirety by the terms of the Employment Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

The following exhibits are being furnished herewith:

Exhibit No.	Description
10.1	Employment Agreement between RadNet Management, Inc. and David J. Katz entered into on March 2, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 4, 2020	RadNet, Inc.

	By:	/s/ Mark Stolper
	Name:	Mark Stolper
	Title:	Chief Financial Officer

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